Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC CEO FILES 10b5-1 PLAN

St. Peters, MO, Jan 31, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that its Chief Executive Officer, Nabeel Gareeb, has adopted a pre-arranged stock trading plan. The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and MEMC’s policies regarding insider stock transactions.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Once the plan is in place, the executive does not retain or exercise any discretion over shares traded under the plan, although the executive may later amend or terminate the plan. The broker administering the plan is authorized to trade company shares in volumes and at times determined independently by the broker, subject to the limitations set forth in the plan. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

As part of an estate plan, Mr. Gareeb established a trust in 2005 and transferred his employee stock options to the trust. Through the trust, under his Rule 10b5-1 plan, Mr. Gareeb’s options may be exercised from time to time and the underlying stock sold at pre-determined price points through 2010.

Mr. Gareeb stated, “As part of my estate planning, I had established a 10b5-1 plan in July 2005 through a trust based on the recommendation of my financial advisor as a way of achieving prudent diversification of my concentrated position without causing undue concern in the investment community or the employee base. I terminated that plan in August 2006 to accommodate Section 409A. I am establishing a new 10b5-1 plan for the same reasons as stated above. I am also taking advantage of this open window to directly exercise and sell approximately 10% of my outstanding options as part of my estate diversification plan. I believe that MEMC remains on a positive trajectory as indicated by the results over the last five years, and I am confident about our future as indicated by the long-term nature of this plan.”

The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

-more-

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443